Filed under Rule 424(b)(3) of the Securities Act of 1933,
relating to Registration No. 333-110346

Prospectus Supplement No. 3
to Prospectus Dated April 29, 2004
of

CADENCE DESIGN SYSTEMS, INC.

Relating to

$420,000,000 Zero Coupon Zero Yield Senior Convertible Notes due 2023
and
Shares of Common Stock Issuable upon Conversion of the Notes

     This prospectus supplement no. 3 relates to the resale by selling securityholders of Cadence Design Systems, Inc.’s Zero Coupon Zero Yield Senior Convertible Notes Due 2023 and the shares of Cadence common stock issuable upon conversion of the notes.

     You should read this prospectus supplement no. 3 in conjunction with the prospectus dated April 29, 2004, which should be delivered in conjunction with this prospectus supplement. This prospectus supplement is not complete without, and may not be delivered or used except in conjunction with, the prospectus, including any amendments or supplements to it. This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information provided by this prospectus supplement supercedes information contained in the prospectus.

     Investing in the notes and the common stock issuable upon conversion of the notes involves risk. See the discussion entitled “Risk Factors” beginning on page 6 of the prospectus dated April 29, 2004.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the prospectus dated April 29, 2004. Any representation to the contrary is a criminal offense.

     The table under the caption “Selling Securityholders” beginning on page 51 of the prospectus is hereby supplemented and amended by adding to it the selling securityholder identified in the table below. We prepared this table based on information supplied to us by the selling securityholder named in the table below on or prior to June 21, 2004. Information about the selling securityholder may change over time. If required, any changed or new information given to us will be set forth in supplements to the prospectus or amendments to the registration statement of which this prospectus is a part, if and when necessary.

     We have assumed for purposes of the table below that the selling securityholder will sell all of the notes and all of the common stock issuable upon conversion of the notes pursuant to this prospectus supplement and the prospectus, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned.

     Except as set forth below, the selling securityholder does not have, and within the past three years has not had, any position, office or other material relationship with us or any of our predecessors or affiliates.

     The selling securityholder identified below may have sold, transferred or otherwise disposed of, pursuant to transactions exempt from the registration requirements of the Securities Act of 1933, as amended, all or a portion of its notes since the date on which it provided the information regarding its notes.

					Number of Shares	Natural
	Principal Amount		Number of Shares		of Common Stock	Person(s)
	of Notes	Percentage	of Common Stock	Number of Shares	Beneficially	with Voting
Name of Selling	Beneficially	of Notes	Beneficially	of Common Stock	Owned after the	or Investment
Securityholder	Owned and Offered	Outstanding	Owned(1)(2)	Offered (1)	Offering(2)(3)	Power
The Animi Master Fund, Ltd.	$5,000,000	1.19%	319,395	319,395	0	(4)

* Less than one percent (1%).

(1) Assumes conversion of all of the holder’s notes at a conversion rate of 63.8790 shares of common stock per $1,000 principal amount at maturity of the notes. This conversion rate is subject to adjustment as described under ''Description of Notes—Conversion Rights’’ in the prospectus dated April 29, 2004. As a result, the number of shares of common stock issuable upon conversion of the notes may increase or decrease in the future. Excludes shares of common stock that may be issued by us upon the repurchase of the notes as described under ''Description of Notes— Repurchase of the Notes by Us at the Option of Holders Upon a Fundamental Change’’ in the prospectus and fractional shares. Holders will receive a cash adjustment for any fractional share amount resulting from conversion of the notes, as described under ''Description of Notes—Conversion Rights’’ in the prospectus.

(2) The number of shares of common stock beneficially owned by the holder named above is less than 1% of our outstanding common stock, calculated based on 273,356,132 shares of common stock outstanding as of April 3, 2004. In calculating this amount for this holder, we treated as outstanding the number of shares of common stock issuable upon conversion of all of such holder’s notes, but we did not assume conversion of any other holder’s notes.

(3) For the purposes of computing the number and percentage of notes and shares to be held by the selling securityholder after the conclusion of the offering, we have assumed for purposes of the table above that the selling securityholder named above will sell all of the notes and all of the common stock issuable upon conversion of the notes offered by this prospectus supplement and the prospectus, and that any other shares of our common stock beneficially owned by the selling securityholder will continue to be beneficially owned.

(4) Archeus Capital Management, LLC is the Investment Manager for The Animi Master Fund, Ltd. Accordingly, Archeus Capital Management, LLC has voting and dispositive power of the securities held by The Animi Master Fund, Ltd. Peter Hirsch is a Managing Member of Archeus Capital Management, LLC and its Chief Investment Officer on behalf of The Animi Master Fund, Ltd.

The date of this prospectus supplement is June 21, 2004.

2